UNITED STATES DEPARTMENT OF AGRICULTURE

RESEARCH AGREEMENT

TYPE OF RESEARCH AGREEMENT: Cooperative Research and Development Agreement

AGREEMENT NO.: 58-3K95-9-1339

TYPE OF ACTION: New

AGENCY (Name and Address):
Agricultural Research Service
1400 Independence Avenue SW
Washington, D.C. 20250-0302

PERIOD OF AGREEMENT: 03-01-09 through 02-28-10

FEDERAL OBLIGATION: $ 0

CHANGE IN FEDERAL OBLIGATION:

This Agreement is authorized by the Federal Technology Transfer Act, 15 USC 3710a, *et seq.*, and is governed by its terms.

Items	Descriptions
1. Technology Transfer Coordinator	Robert Griesbach
2. Cooperator	Viridax Corporation 270 NW 3rd Court Boca Raton, Fl 33432 Attention: Ledyard DeWees, General Counsel Tax ID: 65-1138291
3. Principal Investigator	Richard Honour 19211 64th Place NE Kenmore, WA 98028-3380 Title of Cooperator PI: President & CEO
4. USDA Laboratory	Animal Bioscience and Biotechnology Lab 10300 Baltimore Ave, Bldg 230, BARC EAST Beltsville, MD 20705-2350
5. USDA Researcher (ADODR)	David M. Donovan
6. National Program Leader & Area	Jeff Silverstein
7. Accounting Code	991-1265-574
8. Amount	$150,000
9. Finance Office	Budget & Fiscal Office 10300 Baltimore Ave. Bldg. 003, Room 301 Beltsville, MD 20705
10. Cris No.	**1265-31000-091-00D**
11. Title of Project	Lytic Fusion Proteins for Staph Aureus
12. Log #	38525

Incorporated into this Agreement are the Following:

1. Articles
2. Schedule 1 - Certifications
3. Schedule 2 – Statement of Work
4. Schedule 3 – Estimated Budget

FOR THE UNITED STATES DEPARTEMENT OF AGRICULTURE

SIGNATURE	TYPED NAME AND TITLE
M B Steinbock	**MARTHA B. STEINBOCK** **Deputy Assistant Administrator**

FOR THE COOPERATOR
(Signature of person(s) authorized by the governing body of the COOPERATOR to incur contractual obligations)

SIGNATURE	TYPED NAME AND TITLE
Richard C. Honour	**RICHARD C. HONOUR** **President & CEO**

OTT COVER FORM

ARTICLES

Article 1. Definitions

l.l	ARS means the United States Department of Agriculture, Agricultural Research Service.

1.2	COOPERATOR means Viridax Corporation (“Viridax"), 270 NW 3rd Court, Boca Raton, FL 33432-3720.

1.3	Agreement means this Cooperative Research and Development Agreement.

1.4.	Confidential Information means trade secrets or commercial or financial information that is privileged or confidential under the meaning of 5 USC 552(b)(4).

1.5
Subject Invention means any invention or other intellectual property conceived or first reduced to practice under this Agreement which is patentable or otherwise protectable under Title 35 of the United States Code, under 7 USC 2321, et seq., or under the patent laws of a foreign country. Specifically not included in the definition of Subject Inventions are inventions made outside the Scope of Agreement or prior to the execution of this Agreement.

1.6	Scope of Agreement means those activities set forth in Schedule 2, entitled "Statement of Work."

1.7	Period of Agreement means that period set forth under the Period of Agreement on the ARS Office of Technology Transfer cover form for the Agreement.

Article 2. Publications

2.1	Subject to the requirements of confidentiality and preservation of rights in SubjectInventions, either party may publish the results of this Agreement, PROVIDED:

a.	The other party is allowed to review the manuscript at least sixty (60) days prior to submission for publication by submission to the Authorized Agent.

b.	The publication shall acknowledge this Agreement and the contributions of each party’s personnel.

c.	The final decision as to the publication content rests with the party that writes the publication.

2.2	Publication and/or other disclosure of the results of this Agreement shall be delayed as necessary to preserve both United States of America and foreign patent rights in a Subject Invention.

a.	Such a delay will only be granted if requested in writing; and

b.	The requesting party demonstrates promptness and diligence in seeking patent protection on the Subject Invention.

Article 3. Confidentiality

3.1
Confidential Information, which is owned by one party to this Agreement and disclosed to the other, shall be labeled "CONFIDENTIAL” by the submitter and shall not be disclosed by the recipient without permission of the owner, EXCEPT in accordance with Article 2.

3.2
To the extent either party orally submits its Confidential information to the other party, the submitting party will prepare a document marked "CONFIDENTIAL" embodying or identifying in reasonable detail such orally submitted Confidential Information and provide the document to the other party within thirty (30) days of disclosure.

3.3	Neither party shall be bound by confidentiality if the Confidential Information received from the other party:

a.           Already is available to the public or known to the recipient;

b.           Becomes available to the public through no fault of the recipient; or

c.	Is non-confidentially received from another party legally entitled to it.

Article 4.   Meetings, Reports and Records

4.1
Frequent and effective communication is essential to the successful accomplish-ment of the objectives of this Agreement. To this end, the scientific representatives of ARS and COOPERATOR shall meet (meetings need not be in person if agreed upon) at least once every six (6) months to exchange results, perform critiques, and make plans and recommendations. Written progress reports shall be supplied by each party to the other at least fifteen (I5) calendar days prior to each semi-annual meeting.

4.2
Any such plan or recommendation that is outside the Scope of Agreement shall bereduced to writing and referred to the Authorized Agent of each party for appropriate action. Any such plan or recommendation so referred shall not be binding upon either party unless incorporated into this Agreement by written amendment.

4.3
Each party shall keep complete records relating to this research. All such records shall be available for inspection by either party at reasonable times. The records, or true copies of them, shall be delivered to either party upon request.

4.4	The results of this Agreement and research data that are collected, compiled, and evaluated under this Agreement shall be shared and mutually interchanged by COOPERATOR and ARS.

4.5	A final report summarizing all data shall be submitted by each party, separately or jointly, to both party’s Authorized Agents within sixty (60) days of the completion of this Agreement.

Article 5.  Research Exclusion

5.1	The results of this Agreement owned or co-owned by the U.S. Government may be made available to others by ARS for bona fide noncommercial research purposes if:

a.           Confidentiality is not breached; or

b.           Patent or Plant Variety Protection Certificate rights are not compromised.

5.2
Plants and animals, their genetic materials or information relating thereto, or partsthereof, covered by Plant Variety Protection Certificates, Plant Patents, or Utility Patents, owned or co-owned by ARS, may be made available by ARS to third parties for bona fide research purposes including the development of new animals or plants.

Article 6.  Ownership of Inventions

6.1	All rights, title, and interest in any Subject Invention made solely by employee(s) of ARS shall be owned by ARS.

6.2	All rights, title, and interest in any Subject Invention made jointly by at least one (1) employee of ARS and at least one (1) employee of COOPERATOR shall be jointly owned by ARS and COOPERATOR.

6.3	All rights, title, and interest in any Subject Invention made solely by employees ofCOOPERATOR shall be owned by COOPERATOR.

Article 7. Subject Invention Licenses

7.1
COOPERATOR is granted an option to negotiate an exclusive license in each Subject Invention owned or co-owned by ARS for one or more field(s) of` use encompassed by the Scope of Agreement. ARS does not conduct research on human diagnostic and/or therapeutic technologies. In instances where a Subject Invention has human diagnostic and/or therapeutic application, COOPERATOR is granted an option to negotiate an exclusive license for such uses. This license shall be consistent with the requirements of 35 USC 209(a), 209(b) (manufactured substantially in the U.S.), and 209(f) and other such terms and conditions as may be reasonable under the circumstances, as agreed upon through good faith negotiations between COOPERATOR and ARS.

7.2	This option shall terminate whenever COOPERATOR fails to:

a.	Submit a complete application for an exclusive license within one-hundred twenty (120) days of being notified by ARS of an Invention’s availability for licensing; or

b.	Submit a good faith written response to a written proposal of licensing terms within sixty (60) days of such proposal.

7.3
COOPERATOR grants ARS, on behalf of the U.S. Government, a royalty free, nonexclusive, worldwide, irrevocable, nontransferable license for any COOPERATOR solely owned Subject Invention. The purpose of this license shall be to practice the Subject Invention or have it practiced, by or on behalf of the U.S. Government, for I research or other U.S. Government purposes. 15 USC 3710a(b)(2).

Article 8.  Subject Invention Information

8.1	The Authorized Agents or designees of each party shall promptly make written disclosure to each other of each Subject Invention.

8.2	This information shall be treated in confidence by the receiving party, EXCEPT: it may be shared with those having a need to know.

8.3
Each party shall provide, when requested by the other, all information in its possession, or true copies thereof, pertaining to a Subject Invention which may be necessary or useful in the preparation, filing, and prosecution of patent or Plant Variety Protection Certificate applications covering the Subject Invention.

Article 9.    Intellectual Property Protection Applications

9.1
ARS and COOPERATOR agree to cooperate with the other in the preparation, filing, and prosecution of Patent or Plant Variety Protection Certificate applications on Subject Inventions in the United States of America and any other country.

9.2	ARS shall provide COOPERATOR’S Authorized Agent or their designee with a copy of any such application on a Subject Invention within fourteen (14) calendar days of filing.

9.3
ARS shall have the first option to prepare and prosecute patent or Plant Variety Protection Certificate applications on Subject Inventions that are owned or co-owned by the U.S. Government, which option may be waived in whole or in part.

Article 10.   Use of Name or Endorsements

COOPERATOR shall not in any way state or imply that this Agreement or the results of this Agreement are an endorsement of its organizational units, employees, products, or services except to the extent permission is specifically granted by ARS.

Article 11.   Regulatory Compliance with Government Rules & Regulations

11.1
COOPERATOR is responsible for obtaining appropriate opinions, permits, or licenses from Federal or State agencies, which regulate research materials, or commercial products that may arise from the research work performed within the Scope of agreement.

11.2	In carrying out its responsibilities under this Article, COOPERATOR shall:

a.	Consult and coordinate regulatory approval actions with ARS; and

b.	Give ARS’ Authorized Agent or designee a copy of any applications andopinions, permits, or licenses issued.

11.3
Both parties acknowledge and agree to comply with all applicable laws and regulations of the Animal Plant Health and Inspection Service, the Center for Disease Control, and or Export Control Administration pertaining to possession or transference of technical information, biological materials, pathogens, toxins, genetic elements, genetically engineered microorganisms, vaccines, and the like.

Article 12.    Liability

It is understood and agreed that neither party to this Agreement shall be responsible for any damages or injuries arising out of the conduct of activities governed by this Agreement, except to the extent that such damages and/or injuries were caused by the negligent or wrongful acts or omissions of its employees, agents or officers. ARS’ liability shall be limited by the Federal Tort Claims Act, 28 USC 2671, et seq.

Article 13. Termination

13.1
Either party may unilaterally terminate this entire Agreement at any time by giving the other party written notice not less then sixty (60) calendar days prior to the desired termination date. In the event that ARS unilaterally terminates the Agreement not-for-cause and does not continue the research project, and assuming that there is not yet technology available for licensing, then, if COOPERATOR so requests, ARS will provide non-exclusive access to transfer the research materials and associated know how for such materials to COOPERATOR to finish the research project.

13.2
Article 2. “Publications", 3. "Confidentiality", 6. "Ownership", 7. "Subject Invention Licenses”, 10. "Use of Name or Endorsements", and 12. "Liability" shall survive the expiration or termination of this Agreement.

13.3
If either party unilaterally terminates this Agreement pursuant to Article 13.1, each party shall return to the other or destroy, as shall be then agreed, any and all data and materials originated or provided by one party to the other that is still in the receiving party’s possession within 30 days of termination.

Article 14.   Availability of Appropriations

The continuance of this Agreement is subject to the passage by the Congress of the United States of an appropriation of funds from which expenditures may legally be made to cover ARS’ contributions.

Article 15.   Disputes

15.1	Any dispute arising under this Agreement, which cannot be readily resolved, shall be submitted jointly to the Authorized Agents, identified in Article 16.

15.2	Each party agrees to seek in good faith to resolve the issue through negotiation or other forms of nonbinding dispute resolution processes mutually acceptable to the parties.

15.3	Pending the resolution of any dispute or claim pursuant to Artic1e 15, the parties agree that performance of all obligations shall be pursued diligently.

Article 16.   Notices and Authorized Agents

Notices between the parties and copies of correspondence among the scientific and/or technical representatives of each party that interpret or may have a bearing on the legal effect of this Agreement’s terms and conditions shall be sent to the Authorized Agents. Referencing Agreement Number 58-3K95-8-1246 thereon, send copies to:

ARS’ Authorized Agent	Cooperator’s Authorized Agent
Martha B. Steinbock	Ledyard H. DeWees, JD
USDA-ARS-OTT	Corporate Secretary & General Counsel
5601 Sunnyside Ave.	270 NW 3rd Court
Beltsville, Maryland 20705-5131	Boca Raton, Fl 33432-3720
Tel.: 301-504-6905	561-368-1427
Fax: 301-504-5060	Fax: 561-395-8312
E-mail: crada.ott@nps.ars.usda.gov	E-mail: idewees@gmail.com

Article 17.   Limitation on ARS’ Scientific Representative’s Authority

ARS’ Scientific Representative, also known as the Authorized Departmental Officer’s Designated Representative (“‘ADODR"), is authorized to perform the research and development falling within the Scope of Agreement. This individual is not authorized to change or interpret with authority the terms and conditions of this Agreement.

Article 18.   Assignments

18.1
Neither this Agreement nor any rights or obligations of the parties hereto shall beassigned or otherwise transferred by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld.

18.2	In no case shall COOPERATOR assign or transfer this Agreement to a party not a citizen or legal resident of the United States.

18.3
ARS is an agency of the U.S. Government and any rights or obligations created under this Agreement are freely transferable within the U.S. Government and shall not be deemed an "assignment” as contemplated by this Article 18.

Article 19.   Relationship of Parties

19.1
ARS and COOPERATOR act in their independent capacities in the performance of their respective functions under this Agreement and neither party is to be considered the officer, agent, or employee of the other.

19.2	Each party shall allow, consistent with policies and procedures of ARS and theCOOPERATOR, access to their facilities, as needed.

19.3
Each party shall separately assign personnel, equipment, supplies, transportation, and facilities, as needed and available to meet respective responsibilities hereunder, such resources to remain the property of the assignor.

Article 20.   Force Majeure

20.1	Neither party shall be liable for any unforeseeable event beyond its reasonable control not caused by the fault or negligence of such party:

a.	Which causes the party to be unable to perform its obligations under thisAgreement; and

b.	Which it has been unable to overcome by the exercise of due diligence.

c.
This includes, but is not limited to, flood, drought, earthquake, storm, fire,pestilence, lightning and other natural catastrophes, epidemic, war, riot, civil disturbance or disobedience, strikes, labor dispute, failure, or sabotage of either party’s facilities or any order or injunction made by a court or public agency.

20.2	In the event of the occurrence of such force majeure event, the party unable to perform shall promptly notify the other party. It shall also:

a.	Use its best efforts to resume performance as quickly as possible;

b.	Suspend performance only for such period of time as is necessary as a result of the force majeure event.

Article 21.   Amendment

21.1	If either party desires a modification in this Agreement, the parties shall confer in good faith to determine the desirability of such modification.

21.2	Such modification shall not be effective until a written amendment is signed by the Authorized Agents of both parties.

Article 22.    Severability

The illegality or invalidity of any provision of this Agreement shall not impair, affect, or invalidate the other provisions of this Agreement.

Article 23.   Ambiguities

ARS and COOPERATOR agree that each party has reviewed this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to the interpretation of this Agreement.

Article 24.   Officials Not To Benefit

24.1	No Delegate to or Member of the Congress of the United States of America shall have a part of or benefit from this Agreement.

24.2	This requirement does not include corporations if this Agreement is entered into for the corporation’s general benefit.

Article 25.   Subcontracting Approval

25.1	A party hereto desiring to obtain and use the services of a third party via contract or otherwise shall give prior notice to the other party, including details of the contract or other arrangement.

25.2	This requirement is to assure that confidentiality is not breached and rights in Subject. Inventions are not compromised.

Article 26.   Governing Law

The construction, validity, performance, and effect of this entire Agreement shall be governed by the laws applicable to the Government of the United States of America as practiced in the Federal Courts located in the District of Columbia.

Article 27.   Entire Agreement

27.1	This Agreement constitutes the entire agreement between COOPERATOR and ARS and supersedes all prior agreements and understandings between them with respect to its subject matter.

27.2	Any representations, promise, or condition in connection with such subject matter, which is not incorporated in this Agreement, shall not be binding upon either party.

27.3
No modification, renewal, extension, waiver, or termination of this Agreement or any of its provisions shall be binding upon the party against whom enforcement of such modification, renewal, extension, waiver, or termination is sought, unless made in writing and signed on behalf of such party by that party’s Authorized Agent.

27.4
As used herein, the word "termination" includes any and all means of bringing to an end prior to its expiration by its own terms of this Agreement, or any provision thereof, whether by release, discharge, abandonment, or otherwise.

SCHEDULE 1
CERTIFICATIONS

COOPERATOR certifies that it:

1. ☒ is, ☐ is not, a small business.

2. ☐ is, ☒ is not, a minority business.

3. Operates as:

☐	an individual
☐	a partnership
☒	a corporation
☐	limited liability corporation
☐	public institution
☐	private institution
☐	educational institution;

4.
Has not paid or agreed to pay any company or person (other than a bona fide employee working solely for COOPERATOR) any fee, commission, percentage, or brokerage fee, contingent upon the award of this Agreement, and if so, agrees to furnish information relating thereto, as requested, by the Authorized Departmental Officer.

5.	Has not employed or retained any company or person (other than a full-time bona fide employee working solely for COOPERATOR) to solicit or secure this Agreement.

6.
Its Principal Officers are not listed on the U.S. Governments list of debarred and suspended organizations and individuals; shall notify the Authorized Departmental Officer if so listed; and shall not subcontract or otherwise award to any organization or individual so listed.

7.	Agrees to comply with the provisions of the Civil Rights Act of 1964, as amended, and Executive Order 11246, addressing equal opportunity and affirmative action.

8.
Agrees to comply with the provisions of Title IX of the Education Amendment of 1972, 20 USC 1681, et seq.; Section 504 of the Rehabilitation Act of 1973, as amended, 29 USC 794; Age Discrimination Act of 1975, 42 USC 6101-6107; Clean Air Act, 42 USC 7401, et seq.; and Drug-Free Workplace Act of 1988, 41 USC 701, et seq.

9.	Is in a position to undertake, perform, and complete this Agreement and will diligently perform work in accordance with its provisions.

SCHEDULE 2
STATEMENT OF WORK

A.           Introduction/Background

In this age of ever-increasing antimicrobial resistance development among the most severe pathogens in modern health care, food-safety and veterinary health, it has become essential to develop agents to kill or prevent bacterial growth. Most importantly, these agents should be refractory to resistance development in the target pathogen. It is also important to avoid the use of broad range antimicrobials in order to have a minimal impact on the commensal bacterial community and thus avoid the acquisition by commensal bacteria of DNA elements harboring resistance genes.

The Agricultural Research Service’s Animal Biosciences and Biotechnology Laboratory (ABBL), Beltsville, Maryland has previously developed and protected novel technology to create triple acting peptidoglycan hydrolase fusion antimicrobials against the single genus Staphylococcus that are predicted to be refractory to resistance development. ARS will partner with Viridax Corporation ("Cooperator”), to evaluate the ARS technology and the Cooperator will commercially develop the technology.

It is understood that ABBL is also working on research projects that relate to but are not subject to the terms and conditions of this agreement and that ABBL will continue to verify the level of lytic activity in previously reported proteins (for example, but not limited to: Ply700, B30 endolysin, LambdaSa2 endolysin, LysK, Lysostaphin, and phil l endolysin) that can contain either two or just one active lytic domain (turbidity assay, MIC assay) to determine the relative efficacy of each.

B.           Objective

The overall objectives are to join the resources and expertise of ARS and  Cooperator to evaluate (ARS), and commercialize (Cooperator) previously ARS-developed novel, multi-domain, antimicrobials that will target Staphylococcus aureus. The objective is to target S. aureus for treating bovine mastitis and (human respiratory infections) (Cooperator).

C.           Approach

a.
Fusion antimicrobials will be evaluated for their effect on pathogenic Staphylococcus aureus. The fusion antimicrobials were created by ARS by fusing three peptidoglycan hydrolase lytic domains that each can individually target a unique staphylococcal cell wall peptidoglycan bond and cause cell lysis (hereinafter referred to as "Background Invention” and described in Fig. l). The Background Invention harbors three cell lytic activities that each target a different bond of the peptidoglycan. The three existing fusion proteins (LysK-lyso, 390LysK-lyso, & Lyso-390LysK) are described in Fig. l.

b.	Verification that all three lytic domains are functional in each triple fusion construct is currently being conducted under an ARS project plan objective.

c.	This CRADA may be amended for up to four years to include additional research.

D.           ARS Responsibilities

l.	Conduct these portions of the research project or perform the following tasks:

a.
Evaluate the level of antimicrobial activity of the fusion antimicrobials in a variety of in vitro assays (turbidity reduction assays, MIC assays, plate lysis assays) against Ventilator Associated Pneumonia (VAP) S. aureus clinical isolates (broth-grown cultures).

b.	Cooperate with Cooperator employee(s) in the testing of the Background Invention for purity, stability and other parameters deemed necessary for the use of these proteins in VAP animal models.

c.	Develop purification, stabilization, and formulation protocols that are compatible with testing in vitro (turbidity reduction assays, MIC assays, plate lysis assays) and in vivo (VAP animal models).

d.	Evaluate and optimize storage and assay conditions (e. g. pH, salt, osmolytes, heavy metals) for maintaining optimal activity of the fusion constructs.

e.
Via nickel-chromatography, produce sufficient quantities, of the His-tagged, stabilized, purified, fusion antimicrobials for testing in the VAP animal models.  (Exact amounts will be determined by activity testing described above but is not expected to exceed a cost of $6,000 in production supplies.) These protein preparations will be tested via SDS PAGE for purity determinations and other assays, mutually agreed upon by Cooperator and ARS (e.g. endotoxin assay), as deemed necessary for optimizing their use in animal models.

f.
If deemed necessary for optimization of the preparation, alternative purification strategies and new constructs lacking His-tags will be attempted for the purpose of removing the endotoxin and/or the His-tag.

2.	Provide laboratory space in Building 230, utilities, services, and general support to COOPERATOR'S personnel, as needed and available at the ARS location.

E.           COOPERATOR'S Responsibilities

1.	Perform these portions of the research effort:

a.
Provide supplies, and facility costs, including but not limited to: use of MALDI-TOF services at USDA, DNA sequencing services via outside contractor, PCR primer synthesis via outside contractor, space charges, computer purchase, and computer and internet access at USDA.

b.	Identify a collaborating laboratory with expertise in VAP animal model(s) and oversee these collaborators in the testing of the ARS-produced fusion antimicrobials.

c.	Provide VAP S. aureus clinical isolates for testing in the ARS in vitro assays.

2.	Pay $ 150,000 (first year) to ARS.

a.	The payment schedule is: Three payments of $50,000 each, one every 4 months with the first payment due within 30 days of final signature on the agreement.

b.	Make checks or money orders out to the "Agricultural Research Service," cite Agreement No. 58-3K95-9-1339 thereon, and send to:

USDA, ARS, BA, Budget and Fiscal Office
10300 Baltimore Ave., Bldg. 003, Room 301
Beltsville, MD 20705

F.            ARS & COOPERATOR’S Joint or Mutual Responsibilities

l.	Perform these portions of the effort jointly:
a.	Jointly identify a Postdoctoral Fellow to perform the work (USDA employee).
b.	Communicate goals and jointly decide on the strategy to identify the optimization protocols for the models/assays with which they should be tested.

SCHEDULE 3
ESTIMATED BUDGET

TOTAL YEARS (one)
	ARS Receives Funds for	ARS In-House	Cooperator In-House
A. Salaries and Wages	85,000.00	6,000.00	7,000.00
B. Equipment
C. Materials and Supplies	15,000.00	5,000.00	4,000.00
D. Travel
1. Domestic
2. Foreign			3,000.00
E. Facilities	10,000.00	8,000.00	7,000.00
F. Other Direct Costs	10,000.00
G. TOTAL DIRECT	120,000.00	19,000.00
H. Indirect Costs	30,000.00
I. TOTAL COSTS	$150,000.00	19,000.00	21,000.00